Taubman Centers, Inc.
[Logo of] Taubman                                   200 East Long Lake
                                                    Bloomfield Hills, MI 48304
                                                    (248) 258-6800


CONTACT:

Barbara Baker                           Joele Frank/Matthew Sherman
Taubman Centers, Inc.                   Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                          (212) 355-4449
www.taubman.com



TAUBMAN CENTERS BOARD RESPONDS UNANIMOUSLY TO LETTER FROM SIMON AND WESTFIELD

     Bloomfield Hills, Mich., March 5, 2003 - Taubman Centers, Inc. (NYSE:TCO) today announced that the Company's Board of Directors has sent the following letter to David Simon, the Chief Executive Officer of Simon Property Group (NYSE:SPG), and Peter Lowy, the Chief Executive Officer of Westfield America Inc., the U.S. subsidiary of Westfield America Trust (ASX:WFA), in response to their letter received February 27, 2003:

     March 4, 2003


     Mr. David Simon
     Simon Property Group, Inc.
     115 West Washington Street
     Indianapolis, Indiana 46204

     Mr. Peter Lowy
     Westfield America Trust
     100 William Street
     Sydney NSW 2011
     Australia

     Gentlemen:

     We are in receipt of your February 27, 2003 letter. We have unanimously rejected your $20 per share offer as inadequate and not in the best interests of the shareholders of Taubman Centers. The Board's recommendation was made after thorough consideration of your offer and consultation with our financial and legal advisors. We took many factors into account, which are set forth in the Company's Schedule 14D-9.



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Taubman Centers/2


     We have acted in an informed and deliberate manner in full consideration of the best interests of all the Company's shareholders. We are not prepared to recommend to the shareholders the sale of this Company at an inadequate price. Nor do we believe that maximum value will be realized by selling the Company at this time. We are unanimous in that view.


     Very truly yours,

     /s/ Dr. Graham T. Allison   /s/ Allan  Bloostein       /s/ Jerome A. Chazen
     Dr. Graham T. Allison       Allan Bloostein            Jerome A. Chazen


     /s/ S. Parker Gilbert       /s/ Peter  Karmanos, Jr.   /s/ Lisa A. Payne
     S. Parker Gilbert           Peter Karmanos, Jr.        Lisa A. Payne


     /s/ Robert S. Taubman       /s/ William S. Taubman
     Robert S. Taubman           William S. Taubman

     Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (RICHMOND, VA.) is under construction and will open September 18, 2003, and NorthLake Mall (CHARLOTTE, N.C.) will begin construction later this year and will open August 5, 2005. The Taubman Centers Board of Directors on February 10, 2003 announced that it has authorized the expansion of its existing buyback program to repurchase up to an additional $100 million of the company's common shares. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation reform act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

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